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                                                                     EXHIBIT 4.6

                            BUSINESS LOAN AGREEMENT

This Business Loan Agreement (this "Agreement") is entered into as of the date set forth below between Union Bank of California, N.A. ("Bank") and Authentic Specialty Foods, Inc., a Texas corporation ("Authentic"), and La Victoria Foods, Inc., a California corporation ("Victoria"), (each a "Borrower" and collectively as "Borrowers") with respect to each and every extension of credit (whether one or more, collectively referred to as the "Loan") from Bank to Borrower. In consideration of the Loan, Bank and Borrowers agree to the following terms and conditions:

1.   THE LOAN.

     1.1 The Note. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, extension, renewal or replacement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the "Note").

          Wherever "N/A" appears in a blank in this Agreement, it means the Subsection in which it appears is deemed deleted from this Agreement.

     1.2 Unused Commitment Fee. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter until and including September 30, 1998, or the earlier termination of the Loan, Borrowers shall pay to Bank a fee that in total equals one quarter of one percent (.25%) per year on the average unused portion of the Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days.

     1.3 Collateral. The payment and performance of all obligations of Borrower under the Loan Documents are and shall be during the term of the Loan secured by a perfected security interest in such real or personal property collateral as is required by Bank and each security interest shall rank in first priority unless otherwise specified in writing by Bank.

2. CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan, Bank must have received (a) the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the "Loan Documents"), (b) confirmation of the perfection of its security interest in any collateral for the Loan, and (c) payment of any fee required in connection with the Loan.

3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:

     3.1 Borrowers are duly organized, existing, and in good standing under the laws of the states of their organization, respectively, and are duly qualified to conduct business in each jurisdiction in which their businesses are conducted, except where the failure to so qualify would not have a material adverse effect on the Borrowers or on the ability of the Borrowers to perform their obligations under this Agreement.

     3.2 The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, material agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

     3.3 All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no material adverse change in Borrower's financial condition since the date of the latest of such financial statements;

     3.4 Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

     3.5 There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 5);

     3.6 Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U; and

     3.7 Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower's ability to repay the Loan or perform its obligations under the Loan Documents.

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4.   COVENANTS. Borrowers agree, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrowers will on a consolidated basis;

     4.1  Maintain:

          (a) Tangible Net Worth for Authentic of at least $16,028,000 (As used herein "Tangible Net Worth" means net worth increased by 100% of net profit after taxes, indebtedness of Authentic subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates including officers, shareholders and directors);

          (b) A ratio of total liabilities to Tangible Net Worth for Authentic of not greater than 2.00:1.00 (As used herein "Tangible Net Worth" means net worth increased by indebtedness of Authentic subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates including officers, shareholders and directors);

          (c) A profit after taxes for Authentic of not less than $1.00, to be measured as of the end of each fiscal quarter of Authentic for the three month period immediately preceding the date of measurement;

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.

     4.2  Give written notice to Bank within 15 days of the following:

          (a) Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $100,000 or more;

          (b) Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

          (c) Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;

          (d) Any other matter which has resulted or is likely to result in a material adverse change in Authentic's financial condition or operation; and

          (e) Any change in Borrower's name or the location of Borrower's principal place of business, or the location of any collateral for the Loan, or the establishment of any new place of business or the discontinuance of any existing place of business.

     4.3 Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules ("Financial Statement"), and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:

          (a) Within 60 days after the close of each quarter except for the final quarter of each fiscal year, Borrower's Financial Statement as of the close of such period;

          (b) 120 days after the close of each fiscal year, a copy of Authentic's annual Financial Statement prepared by an independent certified public accountant on an audited basis. Any independent certified public accountant who prepares Authentic's Financial Statement shall be selected by Authentic and reasonably satisfactory to Bank.

          (c) 120 days after the close of each fiscal year, as either part of the audited Financial Statements or presented separately, a copy of Consolidating and Consolidated Financial Statements of the operations of Borrowers. ("Consolidating" financial statements means financial statements which show the accounting of Victoria separately from the rest of Authentic on a consolidated basis, then sets forth current intercompany transactions, and finally, Consolidated figures);

          (d) Promptly upon request, any other financial information requested by Bank.

     4.4 Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorney's fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

     4.5 Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

     4.6 Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

     4.7 Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time after reasonable notice to inspect Borrower's assets and properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

     4.8 At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental

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     authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party.

     4.9 Except as provided in this Agreement, or the Loan Documents, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

     4.10 Not sell or discount any account receivable or evidence of indebtedness, except to Bank; not borrow any money or become contingently liable for money borrowed, except pursuant to agreements made with Bank.

     4.11 Neither liquidate, dissolve, enter into any consolidation, merger, partnership, or other combination; nor convey, sell or lease all or the greater part of its assets or business.

     4.12 Not engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

     4.13 Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

     4.14 Borrower's outstanding hereunder that have been used by the Borrowers for acquisitions of a business or businesses made after the date hereof shall not exceed at any time $5,000,000 in the aggregate without the Bank's prior consent.

5. EVENTS OF DEFAULT. The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Loan Documents, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

     5.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the Loan Documents;

     5.2  Any default shall occur under the Note;

     5.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents and, in the case of subsections 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10 only, such default shall continue unremedied for a period of thirty (30) days.

     5.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any guarantor or subordinating creditor dies or disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

6.   MISCELLANEOUS.

     6.1 The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

     6.2 Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

     6.3 The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

     6.4 The Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed according to the laws of the State of California.

     6.5 Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

     6.6 Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

     6.7 The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     6.8 This Agreement may be amended only in writing signed by all parties hereto.

     6.9 Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but taken together shall be one and the same instrument.

     6.10 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid with the United States

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     Postal Service; (c) on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of October 16, 1997.

Union Bank of California,              Authentic Specialty Foods, Inc. jt/w La
N.A. ("Bank")                          Victoria Foods, Inc. ("Borrower")


                                       Authentic Specialty Foods, Inc.


By:                                    By: /s/ SAMUEL E. HILLIN, JR.
    ------------------------------         -------------------------------------
Title: Vice President                  Title: Chief Financial Officer
Printed Name: Darr Woods               Printed Name: Samuel E. Hillin, Jr.



By: /s/ JON STRAYER
    ------------------------------
Title: Vice President                  La Victoria Foods, Inc.
Printed Name: Jon Strayer

                                       By:
                                           -------------------------------------
                                       Title:
                                              ----------------------------------
                                       Printed Name:
                                                     ---------------------------


Address where notices to Bank          Address where notices to Borrower
are to be sent:                        are to be sent:

445 South Figuarua Street,             1313 Avenue R
16th Floor                             Grand Prairie, Texas 75050
Los Angeles, Ca 90071

Fax Number: (213) 236-7635             Fax Number: (214) 933-4120




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